AGREEMENT FOR PURCHASE AND SALE

                                      among

                           FB SHEFFIELD PARTNERS, LLC

                         HEALTHAMERICA REALTY GROUP, LLC

                                       and

                      UNIVERSAL HEALTH REALTY INCOME TRUST

                                October 26, 1999



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                                Table of Contents

                                                                    Page


ARTICLE 1       AGREEMENT FOR PURCHASE AND SALE.......................1


ARTICLE 2       PURCHASE PRICE........................................2


ARTICLE 3       PHYSICAL CONDITION OF PROJECT.........................2


ARTICLE 4       TITLE TO PROPERTY.....................................2


ARTICLE 5       TITLE INSURANCE.......................................3


ARTICLE 6       CLOSING...............................................4


ARTICLE 7       DOCUMENTS REQUIRED AT CLOSING.........................5


ARTICLE 8       APPORTIONMENTS AND ADJUSTMENTS........................7


ARTICLE 9       REMEDIES..............................................8


ARTICLE 10      BROKERS...............................................9


ARTICLE 11      NOTICES...............................................9


ARTICLE 12      ASSIGNMENT...........................................10


ARTICLE 13      REPRESENTATIONS......................................11


ARTICLE 14      CONDITIONS PRECEDENT TO CLOSING......................16


ARTICLE 15      POST-CLOSING OBLIGATIONS.............................17


ARTICLE 16      MISCELLANEOUS........................................18


ARTICLE 17      SECURITY DEPOSIT.....................................20

                         AGREEMENT FOR PURCHASE AND SALE


         THIS AGREEMENT (this "Agreement"), made as of the 26th day of October, 1999 by and among FB SHEFFIELD PARTNERS, LLC, a Georgia limited liability company having an office at 1827 Powers Ferry Road, Building 13, Atlanta, Georgia 30339 ("Seller"), HEALTHAMERICA REALTY GROUP, LLC, a Georgia limited liability company ("HRG"), and UNIVERSAL HEALTH REALTY INCOME TRUST, having an office at 367 South Gulph Road, King of Prussia, Pennsylvania 19406 ("Purchaser");


                              W I T N E S S E T H:


                                   ARTICLE 1
                         AGREEMENT FOR PURCHASE AND SALE

         Seller agrees to sell and cause to be conveyed to Purchaser, and Purchaser agrees to purchase, the following property (collectively, the "Project"):

                  (a) The real property located in the City of Atlanta, State of Georgia, and more particularly described on Exhibit A annexed hereto (the "Land"), together with all existing improvements thereon, consisting of an eight story medical office building containing 71.903 rentable square feet, an attached three and one-half story, 194 car parking space, parking garage and an adjoining 76 car parking space, .73 acre surface area parking lot, known collectively as the "Sheffield Medical Building", and located at 1938 Peachtree Street, N.W., Atlanta, Georgia (collectively, together with the Land, called the "Property");

                  (b) All of Seller's right, title and interest in and to all Tenant Leases (as hereinafter defined) affecting the Property;

                  (c) All of Seller's right, title and interest in and to all tangible and intangible personal property now or hereafter owned or held by Seller in connection with its ownership of the Project, including but not limited to any leases, contracts, leasing materials and forms, keys, records and correspondence relating to tenants, security deposits, prepaid rentals, telephone exchange numbers and the use of the name "Sheffield Medical Building";

                  (d) All of Seller's right, title and interest in and to all easements, licenses, appurtenances, rights, privileges and hereditaments belonging or appertaining to the Project; and

                  (e) All fixtures and articles of personal property attached or appurtenant to or used in connection with the Project which are owned by Seller and located at, in or on the Property, including, without limiting the generality of the foregoing, any and all equipment, machinery, computer hardware and software, plumbing, heating and lighting fixtures,


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mail boxes, surveillance and security systems, watering systems, tools, and maintenance equipment and supplies owned by Seller and located at, in or on the Property.

                                   ARTICLE 2
                                 PURCHASE PRICE

         The purchase price for the Project shall be ELEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($11,500,000) (the "Purchase Price"), plus or minus the adjustments provided for in this Agreement (the "Closing Payment"), to be paid to Seller in immediately available federal funds in such manner, place and account as Seller may reasonably request, at or prior to the Closing (as hereinafter defined).

                                   ARTICLE 3
                          PHYSICAL CONDITION OF PROJECT

Purchaser agrees to purchase the Project in its "AS IS" condition on the Closing Date, subject to, and in reliance upon, Seller's representations and warranties as set forth in this Agreement. Purchaser has not relied upon, and Seller is not liable or bound in any manner by, any verbal or written statements, representations, real estate brokers' "set-ups" or other information pertaining to the Project furnished by either Seller or HRG or by any real estate broker, agent, employee, servant or other persons unless and except to the extent that any of the same are expressly set forth in this Agreement.

                                   ARTICLE 4
                                TITLE TO PROPERTY

         4.1 At the Closing, Seller shall deliver to Purchaser good, marketable and indefeasible fee simple title to the Property, subject only to the Permitted Encumbrances (as hereinafter defined).

         4.2 Purchaser agrees to accept good, marketable and indefeasible fee simple title to the Property, subject to the following matters (collectively, the "Permitted Encumbrances"):

                  (a) The leases and tenancies affecting the Property on the date hereof, as set forth and described in Exhibit B annexed hereto (the "Tenant Leases");

                  (b) Liens securing payment of all ad valorem, intangible and other real and personal property taxes, school taxes, and water and sewer charges against the Property or the personal property covered by this Agreement for the tax year in which the Closing Date occurs;

                  (c) Such other exceptions to title as shall have been approved in writing by Purchaser on or prior to the Closing Date, including those (if any) set forth and described on Exhibit C annexed hereto; provided, however, that, except as provided in clause (d) below, if there is any lien or encumbrance on the Property other than as identified in clauses (a) and (b) above, Purchaser's sole remedy shall be to accept title to the Property subject thereto (thereby


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                  making such encumbrance a Permitted Encumbrance), or to
                  terminate this Agreement and require the Seller to return the Security Deposit, whereupon the obligations of the parties under this Agreement shall end.

                  (d) Any lien or deed to secure debt on the Property which was incurred or caused by Seller and which can be discharged by the payment of money shall either be paid by Seller at or before closing, or Purchaser may pay a portion of the Purchase Price due Seller to pay off and discharge said lien or deed to secure debt.

         4.3 Property taxes for the year of closing shall be prorated between Seller and Purchaser at closing based on their relative periods of ownership of the Property during the year. If the Property is subject to any retroactive reassessment or if there is any change in property taxes for the year of closing, then upon the request of either such party, the property taxes for the year of closing shall re re-prorated based on new or final tax bills, and the party who paid or was debited with less than its share based on final proration shall promptly pay the other any difference due. Any increase in property taxes for 1998 or prior years shall be solely the responsibility of Seller. The terms and provisions of this Section 4.3 shall survive the Closing

                                   ARTICLE 5
                                 TITLE INSURANCE

         5.1 By the Closing Date, Purchaser shall have obtained a commitment (the "Title Commitment") from Chicago Title Insurance Company or any other nationally recognized title insurance company selected by, or acceptable to, Purchaser (the "Title Company") to issue an owner's policy of title insurance on the Property in favor of Purchaser in standard ALTA form (the "Title Policy"), free and clear of any objections, except for Permitted Encumbrances.

         5.2 Notwithstanding the foregoing, the existence of liens or encumbrances other than the Permitted Encumbrances or those which are permitted by this Agreement shall be deemed to be Permitted Encumbrances if the Title Company will insure Purchaser's title free and clear of the matter or will insure against the enforcement of such matter out of the Property, on the condition that Purchaser's counsel shall agree to accept title with such insurance. Any unpaid liens for real estate and personal property taxes for years prior to the fiscal year in which the Closing Date occurs and any other matter which Seller is obligated to pay and discharge at the Closing shall not be deemed objections to title, but the amount thereof chargeable to Seller, plus interest and penalties thereon, if any, shall be shown as chargeable to Seller in Purchaser's and Seller's settlement statement on the Closing Date and paid to the Title Company for the payment of such matters.

         5.3 Purchaser shall pay any costs for obtaining the Title Commitment and the title insurance premium for obtaining standard insurance coverage under the Title Policy in a minimum amount equal to the Purchase Price. Purchaser shall also pay the cost of a current, as-built boundary survey of the Land prepared by a reputable and established surveyor in the Atlanta area, to be obtained by Purchaser by the Closing Date (the "Survey"), which Survey shall disclose no encumbrances on title to, or ownership of, the Property, except for Permitted


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Encumbrances. Seller shall pay the Georgia Real Property Transfer tax on the deed. Purchaser shall pay all recording fees.

         5.4 If and to the extent that such materials are in the possession or control of Seller, Seller shall deliver or cause to be delivered to Purchaser on the Closing Date the following additional documents:

                  (a) all architectural drawings and plans and specifications for the Improvements, including an "as built" set of plans, if available;

                  (b) a copy of the paid real estate tax bill for the most recent period for which real estate taxes have been due and payable;

                  (c) true and correct copies of all equipment leases, service, maintenance, union and management contracts, as well as all other documents or agreements relating to or affecting the Project;

                  (d) true and complete copies of any engineering and asbestos reports with respect to the Property;

                  (e) true and correct copies of operating statements for the Property for the period commencing with the date of Seller's occupancy through September 30, 1999 as well as escalation statements for operations, taxes, electric, utilities and other expenses relating to the Property during the same period;

                  (f) true and complete copies of any real estate tax information available to the Seller relating to the Property for the year of Closing and the previous year as well as a schedule of any tax reduction proceedings relating to the Property;

                  (g) a copy of the present 1999 operating budget of the Property as well as a copy of any projections for future operating budgets relating to the Property;

                  (h) true and complete copies of any certificate of occupancy for the Property as well as a true and complete copy of any other permits relating to the Project; provided, however, that nothing contained herein shall require Seller to deliver certificates or permits obtained or required to be obtained by any tenants of the Property.


                                    ARTICLE 6
                                     CLOSING

         6.1 The consummation of the transactions described in this Agreement (the "Closing") shall occur on November 16, 1999, or such earlier or later date as to which Seller and Purchaser may mutually agree (the "Closing Date") at 11:00 a.m. at the offices of King & Spalding, Atlanta, Georgia, legal counsel to the Purchaser, or in such other manner or at such other place as the parties may agree upon.


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         6.2 Upon Purchaser's receipt or delivery of all required documents and instruments and its payment of the balance of the Purchase Price and other amounts required herein, Purchaser and Seller shall prepare and sign a closing statement reflecting the adjustments and payments made and agreements in connection therewith (the "Closing Statement").

         6.3 Notwithstanding anything contained in this Agreement to the contrary, Purchaser and Seller acknowledge that the requirements for the Closing set forth in this Agreement may be supplemented by a written settlement statement executed by both Seller and Purchaser.

                                   ARTICLE 7
                          DOCUMENTS REQUIRED AT CLOSING

         7.1 At the Closing, Seller shall execute and deliver the following to
Purchaser:

                  (a) a Limited Warranty Deed to the Property, based on the legal description thereof set forth on Exhibit A attached hereto, to be substantially in the form annexed hereto as Exhibit D (the "Limited Warranty Deed"), and a Quitclaim Deed with respect to (i) the sewer easement created by that certain Easement from Piedmont Hospital, Inc., a Georgia corporation, to Rockfield, Inc., a Georgia corporation, dated January 18, 1957, filed for record January 22, 1957, and recorded in Deed Book 3188, page 407 et seq. in the records of Fulton County, Georgia, and (ii) the property description derived from the Survey, to be substantially in the form of Exhibit O attached hereto (the "Quitclaim Deed"; the Limited Warranty Deed and the Quitclaim Deed hereinafter collectively called the "Deed"), pursuant to which Seller shall convey the Property to Purchaser;

                  (b) a Bill of Sale, to be substantially in the form annexed hereto as Exhibit E, pursuant to which Seller shall assign and convey to Purchaser all personal property covered by this Agreement, with any applicable sales tax to be paid by Seller;

                  (c) an Assignment and Assumption of the Tenant Leases, to be substantially in the form annexed hereto as Exhibit F, pursuant to which Seller shall assign to Purchaser its interest in (i) all Tenant Leases and (ii) all guaranties relating thereto;

                  (d) an Assignment and Assumption of Warranties and Service Contracts, to be substantially in the form annexed hereto as Exhibit G, pursuant to which Seller shall assign to Purchaser its interest in (i) all service contracts relating to the Property and (ii) all transferable guaranties and warranties relating to the Property;

                  (e) a written notice of the acquisition of the Property by Purchaser, originally executed by Seller and Purchaser, which Purchaser or HRG may transmit, but upon their failure to do so, Seller may transmit, to all tenants and to other parties affected by the sale and purchase of the Property (the "Tenant Notices"). Such Tenant Notices shall be prepared by HRG in substantially the form annexed hereto as Exhibit I, and shall inform the addressees of the sale and transfer of the Property to Purchaser and contain appropriate instructions relating to the payment of future rentals, the giving of future notices, the naming of Purchaser as an additional


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insured on each tenant's insurance policies and other matters reasonably required by Purchaser. The Tenant Notices shall specify that unapplied security deposit under the tenant leases have been delivered to Purchaser;

                  (f) a non-foreign status affidavit for Seller complying with the requirements of Internal Revenue Code Section 1445(f)(3) and the regulations promulgated thereunder in substantially the form annexed hereto as Exhibit J;

                  (g) all costs and fees required to be paid by Seller pursuant to Articles 4 or 8 hereof;

                  (h) a mechanics' lien and general title affidavit, verifying it to be the fact that, as of the Closing Date, there are no unpaid bills for work, labor, service or materials furnished to the real property upon the request or order of Seller which may be made the basis of a lien, and that Seller is in possession of the Project, subject only to the rights of tenants in possession under the Tenant Leases, to be substantially in the form annexed hereto as Exhibit N and otherwise acceptable to the Title Company;

                  (i) estoppel certificates from all tenants under the Tenant Leases, as provided in Article 14 hereof; provided, however, that if less than all tenants execute estoppel certificates, Purchaser's sole remedy shall be to close and accept the Property without the estoppels (in which event, however, Seller shall certify under oath, as to Seller's best knowledge, of the status of each affected Tenant Lease) or terminate this Agreement, whereupon Seller shall return the Security Deposit and neither party shall have any further obligations under this Agreement.

                  (j) such other documents and instruments as may be reasonably required by the Title Company in order to issue the Title Policy or as Purchaser or its legal counsel may reasonably request from Seller in order to consummate the transactions described in this Agreement in accordance with the terms hereof; provided, however, that such other documents and instruments do not impose any material expense or risk on Seller.

         7.2 At the Closing, Purchaser shall execute, where appropriate, and deliver the following to Seller:

                  (a) the Closing Payment;

                  (b) the Assignment and Assumption of Tenant Leases;

                  (c) the Assignment and Assumption of Warranties and Service Agreements;

                  (d) such other documents and instruments as Seller or its legal counsel may reasonably request in order to consummate the transactions described in this Agreement in accordance with the terms hereof; provided, however, that such other documents and instruments do not impose any material expense or risk on Purchaser.

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

         7.3 If at any time after the Closing it becomes apparent to either party hereto that any necessary closing documents were either not delivered or improperly executed or that any closing adjustments were improperly calculated, the parties shall act in good faith and take all such steps including the execution or re-execution of documents and the payment of monies as may be reasonably necessary to rectify such errors or miscalculations. The provisions of this Section 7.3 shall survive the Closing for a period of one (1) year.

                                   ARTICLE 8
                         APPORTIONMENTS AND ADJUSTMENTS

         8.1 Except as provided in Section 8.5 below, Seller shall be responsible for and shall pay all accrued expenses with respect to the Project accruing up to 11:59 p.m. on the Closing Date and shall be entitled to receive and retain all revenue from the Project accruing up to the Closing Date.

         8.2 On the Closing Date, the following adjustments and apportionments shall be made in cash as follows:

                  (a) Rents for the month in which the Closing Date occurs (the "Closing Month") as and when collected. If past due rents are owing by tenants for any period prior to the Closing Month (the "Rent Arrearages"), then after request made by Seller subsequent to the Closing Date, Purchaser shall bill all tenants for such sums, provided, however, that Purchaser shall have no liability or responsibility for the collection of any such Rent Arrearages. Seller shall be entitled to those funds received by Purchaser from tenants having Rent Arrearages after the Closing Date, only where such funds are in payment of such Rent Arrearages and are excess of amounts then owing or otherwise required to be paid to Purchaser from such tenants. Notwithstanding the foregoing, for any "pass-through" expenses which are collected from tenants on the basis of Seller's estimates of such expenses, promptly following the end of the fiscal period for which such estimated expenses are allocable, Seller and Purchaser shall determine the actual expenses allocable to such period and shall adjust for any difference between the estimated expenses and the actual expenses and the responsible party promptly shall pay the other the amount of any such difference.

                  (b) Real estate taxes, ad valorem taxes, school taxes, annual assessments and personal property, intangible and use taxes, if any;

                  (c) Charges under service contracts affecting the Project which Purchaser has agreed in writing to assume on the Closing Date; and

                  (d) Water and sewer charges on the basis of the period for which assessed; provided that if a final bill is not available at Closing, a reasonable estimate will be made based on prior bills and an amount reasonably estimated to be adequate to pay such charges through the Closing Date shall be escrowed with the Purchaser pending receipt of final bills.

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         8.3 At the Closing, Purchaser will receive a further credit against the
Purchase Price in an amount equal to all existing tenant and/or common area improvement allowances for any work that is in process in an aggregate amount equal to the total sums which Seller has contracted to pay the affected tenants under existing Tenant Leases. The foregoing shall not apply, however, to tenant improvements scheduled to be made to (or any leasing commission owing in respect of) Suite 303 (1,344 RSF), for Northwest Nephrology Clinic, and as to such suite, Purchaser shall assume and pay such costs.

         8.4 At the Closing, Purchaser will receive a further credit against the Purchase Price in an amount equal to all unapplied security deposits (and interest, if any) payable to tenants under Tenant Leases in effect on the Closing Date. Upon making such credit, Purchaser will be deemed to have received all such security deposits and shall be fully responsible for the same as if a cash amount equal to such security deposits were actually delivered to Purchaser. During the period prior to the Closing, Seller agrees to obtain Purchaser's prior written consent, such consent not to be unreasonably withheld, before applying any security deposit(s), or portions thereof, against any tenant default pursuant to the terms of the defaulting tenant's lease.

         8.5 If the Purchase Price is transmitted by wire transfer pursuant to Seller's order by 12:00 Noon (EST or EDT as applicable) on the day of closing, then in making the prorations and adjustments at closing, Purchaser will receive the benefit of the Rents and the burden of Property expenses for the day of closing. If transmitted thereafter, Seller will receive the benefit of the Rents and the burden of Property expenses for the day of closing.

         8.6 At the Closing, Purchaser will receive a further credit against the Purchase Price in the amount of any prepaid rents in respect of the Tenant Leases.

         8.7 At the Closing, a further credit to the Purchase Price shall be made to fund the "Parking Revenue Escrow Account" described in Section 15.1.

         8.8 The provisions of this Article 8 shall survive the closing of title and the delivery of the Deed.

                                   ARTICLE 9
                                    REMEDIES

         9.1 If Purchaser defaults in its obligation to purchase the Project pursuant to this Agreement, then Seller shall have the right, in addition to any other remedies available to it at law or in equity, to terminate this Agreement by giving Purchaser written notice thereof and, upon receipt of such notice, this Agreement shall wholly cease and terminate, no party to this Agreement shall have any further claim, agreement, or obligation to any other party to this Agreement (except for Seller's right to retain the Security Deposit), and any lien of Purchaser against the Project shall automatically cease, terminate and be released.

         9.2 If the sale contemplated by this Agreement is not consummated because of Seller's failure to perform its obligations hereunder, Purchaser shall be entitled, as its exclusive remedies, to elect either (a) to terminate this Agreement or (b) to enforce specific performance of Seller's obligations under this Agreement; provided, however, that Seller shall not be required to

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expend any money other than the amounts provided in Article 8, or take any action other than delivery of the items provided in Article 7, in connection with such specific performance.

                                   ARTICLE 10
                                     BROKERS

         10.1 Purchaser and Seller mutually represent and warrant to each other that neither they nor any entity related to them have dealt with any broker, finder or other person or entity who would be entitled to a commission or other brokerage fee in connection with the transactions described in this Agreement other than HRG, which entity Seller has agreed to pay the sum of $230,000 at Closing pursuant to separate agreement, and which Seller shall pay at the Closing (and provide evidence thereof to Purchaser). HRG only represents Seller in this transaction and is presently Seller's property manager of the Property. No commission is due if the sale under this Agreement fails to close for any reason, including without limitation default of either party, termination as provided under this Agreement or mutual termination or rescission by Seller and Purchaser. Purchaser and Seller each agree to indemnify, defend and hold the other harmless of and from and against any loss, costs, damage or expense (including reasonable attorneys' fees and court costs) arising out of (i) any inaccuracy in the representation and warranty contained in the immediately preceding sentence or (ii) the claims of any broker or finder (or anyone claiming to be a broker or finder) regarding any services claimed to have been rendered to the indemnifying party in connection with the transactions contemplated by this Agreement.

         10.2 The provisions of this Article shall survive the closing of title and the delivery of the Deed and any prior termination of this Agreement for any reason whatsoever.

                                   ARTICLE 11
                                     NOTICES

         Any notice given or required to be given pursuant to any provision of this Agreement shall be in writing and shall either be personally delivered, sent by facsimile or sent by a reputable commercial courier service guaranteeing overnight delivery, and shall be deemed to have been given upon receipt. The address of the parties for the giving of notices is as follows:

PURCHASER:        Universal Health Realty Income Trust
                  367 South Gulph Road
                  King of Prussia, PA 19406
                  Attn: Mr. Kirk E. Gorman
                        President



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

with a copy to:   Universal Health Realty Income Trust
                  3525 Piedmont Road, N.E.
                  7 Piedmont Center; Suite 202
                  Atlanta, Georgia 30305
                  Attn: Mr. Timothy J. Fowler
                        Vice President

and a copy to:    King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia  30303-1763
                  Attn:  Gerald T. Woods, Esq.

SELLER:           FB Sheffield Partners, LLC
                  c/o Fletcher Bright Company - Atlanta
                  1827 Powers Ferry Road - Building 13
                  Atlanta, GA  30339
                  Attn: Crawford M. Sites, Jr.
                        Vice President

with a copy to:
                  Schreeder, Wheeler & Flint
                  1600 Candler Building
                  127 Peachtree Street, N.E.
                  Atlanta, GA  30303
                  Attn:  Warren Wheeler, Esq.

HRG:              HealthAmerica Realty Group, L.L.C.
                  15 Piedmont Center
                  Suite 600
                  Atlanta, Georgia 30305
                  Attn:  Thomas Tift


         Either party may, by giving notice to the other in the manner set forth above, change the address to which notices shall be sent to it, provided that any such change of address shall be effective when received. The attorney for each party to this Agreement may give notices on behalf of its client with the same force and effect as if such notice was given directly by such party.

                                   ARTICLE 12
                                   ASSIGNMENT

         Purchaser may assign its interest under this Agreement to any affiliate of Purchaser without Seller's consent. Seller may not assign its interest under this Agreement.


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

                                   ARTICLE 13
                                 REPRESENTATIONS

         Seller and Purchaser hereby make the following mutual representations and warranties to each other, which representations and warranties are materially true and accurate in every respect as of the date hereof and shall be materially true and accurate as of the Closing Date and shall survive the delivery of the Deed and the Closing for one (1) year thereafter:

         13.1 Of Seller:

                  (a) Authority. Seller has the full and unrestricted power and capacity to enter into and carry out the terms of this Agreement and all other agreements referred to herein. This Agreement constitutes, and all other agreements, documents and instruments to be executed by Seller pursuant hereto, when executed and delivered by Seller, will each constitute a valid and binding obligation of Seller enforceable in accordance with its terms;

                  (b) No Defaults. Neither the execution, delivery or performance of this Agreement or any other agreement contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with, or result in a breach of, any of the terms, conditions or provisions of, or constitute any default under, any agreement or instrument to which Seller is a party or is subject; (ii) violate any restriction to which Seller is a party or is subject; (iii) constitute a violation of any applicable law, statute, regulation, ordinance, rule, judgment, decree, writ or order; or (iv) conflict with, or contradict, any right of first refusal or similar right in respect of the sale of the Property.

                  (c) No Litigation. There are no actions, suits, claims, arbitrations, proceedings, orders, judgments or investigations pending or, to the knowledge of Seller, threatened against or affecting Seller or the Project or any of the Tenant Leases or which question the validity of this Agreement or any action taken or to be taken under any of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                  (d) Equipment. Except as otherwise stated in this Section 13.1, Seller has not received any notification in writing from any governmental agency or authority that the use and operation of the equipment of Seller constituting part of the Project is not in compliance with applicable laws, regulations and guidelines, except for prior notifications which have been corrected.

                  (e) Assessments. Seller has received no notice and has no knowledge of any pending improvements, liens or special assessments to be made against the Project by any governmental authority;

                  (f) Condemnation. There is no exercise of eminent domain or condemnation pending, or to Seller's knowledge threatened, against or affecting the Project (or any part thereof), nor does Seller know or have reasonable grounds to know of any basis for any of same;

                  (g) Leases. To the best of Seller's knowledge: Seller is not in default under any Tenant Lease, nor is there in existence any condition or fact which with notice or lapse of time, or both, would constitute a default thereunder; Seller (or its management company) is in possession of all tenant security deposits in the amounts set forth in the Tenant Leases; no such tenants shall be entitled to any rebates, revenue participations, rent concessions, rent limitations or free rent or renewal options, except as provided in the Tenant Leases; no express written commitments have been made to any tenant for repairs or improvements, by Seller, as landlord, which remain to be completed or paid for in full (except as provided in Section 7.3 as to Suite 303); the Tenant Leases constitute the entire agreement between the landlord and tenant thereunder, and there are no side letters or other agreements between the Landlord and each of the tenants; all Tenant Leases are the result of bona fide arm's-length negotiations with persons who are not affiliates of Seller; no rents due under any of said Tenant Leases have been assigned, hypothecated or encumbered (excepting therefrom any such hypothecations or encumbrances being removed at Closing); no rents under any Tenant Leases have been prepaid in advance of the then current month which are not the subject of a credit under
Section 8.5; and there are no fees or commissions payable to any third person or entity in regard to the subject property or any of said Tenant Leases (including any commissions payable upon the exercise of any renewal option under the Tenant Leases); no tenant under any Tenant Lease has received any financing, or commitment to extend financing, from Seller in respect of any tenant improvements or for any other purposes (except as provided in Section 7.3 as to Suite 303); and Seller will not, hereafter and prior to the Closing Date, modify any Tenant Lease, accept any termination or surrender of any Tenant Lease or enter into any agreement extending the term of any Tenant Lease, without the prior written consent of Purchaser;

                  (h) Zoning. [INTENTIONALLY OMITTED];

                  (i) Permits. Except as otherwise disclosed in this Section 13.1, Seller has not received any notification in writing from any governmental authority that the Property is lacking any permits or licenses necessary for the operation and occupancy of the Property. No notice, notification, demand, request for information, citation, summons or order has been received by Seller and Seller has no knowledge that any complaint has been filed, penalty has been assessed or investigation or review is pending or threatened by any governmental authority with respect to any alleged failure by Seller to have any permit, license or authorization required in connection with the use, maintenance and operation of the Property, or with respect to any generation, treatment, storage, recycling, transportation, release or disposal of any "hazardous substances" (as hereinafter defined);

                  (j) Certificate of Occupancy. Seller has no knowledge that certificates of occupancy have not been issued for the Property, including all medical offices; however, Seller has not been able to locate or obtain copies of all certificates of occupancy for all suites in the Project; Seller has no knowledge that any certificate of occupancy for a current tenant has been revoked or canceled;

                  (k) Access. To the best of Seller's knowledge, no fact or condition exists which would result or could result in the termination or reduction of the current access from the Property to existing roads or to sewer or other utility services presently serving the Property;

                  (l) Utilities. Water, sewer, electricity and telephone facilities have been available to the Property during Seller's ownership in adequate capacity for the purpose of using the Project for its intended purpose;

                  (m) No Option to Purchase. No third party has an option to purchase the Project;

                  (n) No Bankruptcy. There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending, contemplated or, to the knowledge of Seller, threatened against Seller

                  (o) Service, Maintenance Agreements, etc. As of the Closing Date, there shall be no employees employed by Seller or contractors retained by Seller in the operation of the Project; and no contracts, oral or written, with any employees nor any service contract, maintenance contract, nor any union or other contract or agreement with respect to the Project; in each case, except as listed in Exhibit K. All such agreements (if any) listed on said Exhibit K are in full force and effect without default. Seller will not enter into any new such agreement or modify any such agreement prior to the Closing;

                  (p) No Lease of Space. Seller will not, hereafter and prior to the Closing Date, lease any space which is now or may become vacant without the prior written approval of Purchaser, not to be unreasonably withheld or delayed;

                  (q) Seller to Maintain Premises. Seller will maintain the physical condition of the Property in substantially the same condition as of the date hereof through the Closing Date, reasonable wear and tear and loss by fire or other casualty excepted, and will make any ordinary repairs and continue maintenance of the Property from the date hereof until Closing, as it would do in the normal course of operations, provided that in the event that any part of the Project is damaged by fire or other casualty prior to Closing and the cost to repair same exceeds $20,000, then Purchaser may at its option either (i) terminate this Agreement (whereupon the Security Deposit shall be returned and neither party shall be obligated to buy or sell under this Agreement), or (ii) proceed to close and accept from Seller an assignment of any insurance proceeds receivable due to such casualty loss plus a payment from Seller of the amount of the deductible on Seller's casualty insurance policy, but provided further that if the casualty loss is less than $20,000 the Purchaser shall proceed under option (ii);

                  (r) Insurance Requirements. To the best of Seller's knowledge, there are no outstanding requirements by the holder of any existing note and mortgage on the Property, or any insurance company, insurance rating board, fire underwriting board or governmental agency requiring or recommending any repairs or work to be done at the Property or any equipment to be installed thereon with which Seller has not fully complied;

                  (s) Income and Operating Expenses. Seller believes that the schedule annexed hereto as Exhibit L and made a part hereof accurately sets forth the income and expenses of the Project on an annual basis for the period ended December 31, 1998, and for the current year through September 30, 1999. However, such statements were prepared by HRG (which itself is making no representation or warranty to Purchaser in respect thereof), are unaudited and have not been independently verified by Seller. To the best of Seller's knowledge, there was no tax abatement or exemption in effect for the Property during said period. To the best of Seller's knowledge, there has been no material adverse change in the operation or income of the Property since September 30, 1999;

                  (t) Employees. There are no employees employed directly by Seller and stationed on site in the operation and maintenance of the Property;

                  (u) No Defective Condition. Except as otherwise may be described herein and in that certain Property Condition Assessment dated January 17, 1997 prepared for Fletcher Fright Company - Atlanta, by Asset Advisory Services, Inc. and the Building and Site Assessment, dated May 17, 1999, prepared for HRG by CDH Partners, Inc. relative to the Property (the terms of which are hereby incorporated by reference into this Agreement), Seller has not been advised and is not aware that (considering the age of the Project): (I) there is any substantial defective condition, structural or otherwise, in the buildings or other improvements on the Property; or (II) that all heating, electrical, plumbing, air conditioning, and other mechanical and electrical systems are not in reasonably good condition and working order, or (III) that there are any substantial roof leaks. Nevertheless, Seller believes that the Property does not comply with the Americans With Disabilities Act, and Seller further discloses that it is possible that the buildings and improvements and the plumbing, electrical and mechanical systems of the Project do not fully comply with current codes and ordinances. During its ownership of the Property, Seller has been required to upgrade some of such systems when preparing suites for tenant occupancy;

                  (v) Hazardous Substances. When it was purchased by Seller, the Project contained asbestos containing materials, and Seller undertook to remove same, but Seller gives no assurance that all such materials have been removed. In addition the parties are aware that the physicians and other tenants of the Project normally procure, store, use and dispose of hazardous materials in the course of business and medical practice, and Seller makes no representations about the use or disposal of hazardous materials by tenants. Otherwise, to the best of Seller's knowledge, except as otherwise may be described in that certain Phase I Environmental Site Assessment and Limited Asbestos Survey dated February 27, 1997, prepared for Fletcher Bright Company-Atlanta by United Consulting Group, Ltd. relative to the Property, as supplemented by that certain Phase II Environmental Site Assessment, dated March 13, 1997, likewise prepared for Fletcher Bright Company-Atlanta, by United Consulting Group, Ltd.; or the Phase I Environmental Site Assessment dated May 16, 1999, prepared for HRG by Ahlberg Engineering, Inc. ("Ahlberg") relative to the Property, as supplemented by that certain Phase II Environmental Site Assessment, dated September 17, 1999, likewise prepared for HRG by Ahlberg relative to Property (the terms of each which reports are hereby incorporated by reference into this Agreement), and except for substances normally used in medical building operations and maintenance (such as for example but without limitation cleaning fluids), the Property contains no hazardous substance, as such term is defined in the Comprehensive Environmental Response and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended, or under any other state or local environmental statues or regulations issued pursuant thereto;

                  (w) Violations. To the best of Seller's knowledge, there are no outstanding notes or notices of violations of law or governmental ordinances, orders or requirement issued by any governmental department, agency, bureau or instrumentality affecting the Property or any part thereof (collectively, "Property Violations"); and all Property Violations affecting the Property discovered by Purchaser to exist as of the Closing Date shall be complied with and removed of record by Seller, at its expense, at Closing, or Purchaser may (as its sole remedy) terminate this Agreement, receive a return of the Security Deposit and neither party shall be obligated to buy or sell hereunder;

                  (x) Vendors. All vendors, suppliers and other contractors or persons supplying goods or services to the Property at the instance of Seller or its property manager, have been paid in full to date or will be paid on the Closing Date;

                  (y) No Landmark. [INTENTIONALLY OMITTED]; and

                  (z) No Unpaid Bills. As of the Closing Date, there are no unpaid bills for work, labor, service or materials furnished to the Project upon the request or order of Seller, which may be made the basis of a lien or, if there are any such bills, Seller will pay them by Closing.

All of the representations or warranties of the Seller in this Article 13 or otherwise in this Agreement, except for Article 13.1(a), are made and expressly limited to the actual, present knowledge of the Seller's Managers, without imputation of knowledge or notice which may be attributed to them as a matter of law or by virtue of the knowledge of non-executive employees of Seller or officers or employees of the Seller's property management company (including
HRG). It is agreed that any statement made to "Seller's knowledge" or "to the best of Seller's knowledge" or similar statements is limited as provided in the preceding sentence.

        13.2 Of Purchaser:

                  (a) Authority. Purchaser has the full and unrestricted power and capacity to enter into and carry out the terms of this Agreement and all other agreements referred to herein. This Agreement constitutes, and all other agreements, documents and instruments to be executed by Purchaser pursuant hereto, when executed and delivered by Purchaser, will each constitute a valid and binding obligation of Purchaser as the case may be, enforceable in accordance with its terms;

                  (b) No Defaults. Neither the execution, delivery or performance of this Agreement or any other agreement contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with, or result in a breach of, any of the terms, conditions or provisions of, or constitute any default under, any agreement or instrument to which Purchaser is a party or is subject; (ii) violate any restriction to which Purchaser is a party or is subject; or (iii) constitute a violation of any applicable law, statute, regulation, ordinance, rule, judgment, decree, writ or order; and

                  (c) No Litigation. There are no actions, suits, claims, arbitrations, proceedings, orders, judgments or investigations pending or, to the knowledge of Purchaser, threatened against or affecting or which question the validity of this Agreement or any action taken or to be taken under any of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.


                                   ARTICLE 14
                         CONDITIONS PRECEDENT TO CLOSING


         14.1 The obligation of Purchaser to purchase the Project pursuant to the provisions of this Agreement shall be subject to the following conditions (all or any of which may be waived in writing, in whole or in part, by Purchaser):

                  (a) The representations and warranties of Seller in this Agreement shall be true and correct and the covenants and agreements of Seller contained herein shall have been complied with as of the date of Closing;

                  (b) Seller shall deliver the documents described in Articles 5 and 7 of this Agreement;

                  (c) There shall have been no material changes in the zoning laws and regulations applicable to the Project;

                  (d) Subject to the terms of Section 7.1(j), Seller shall have obtained an estoppel certificate from tenants each of occupying the Property's leased space under the Tenant Leases, to be substantially in the form annexed hereto as Exhibit M, setting forth that (i) there are no defaults thereunder by landlord or tenant, (ii) their respective leases are valid, unmodified and in full force and effect, (iii) that all rent and additional rent has been paid through the month of Closing and (iv) such other matters as are set forth in Exhibit M annexed hereto;

                  (e) Seller shall deliver title to the Property as provided in
Article 5, and Purchaser shall have obtained a Title Policy and Survey corresponding thereto and confirming same.

         14.2 If any of the conditions precedent to closing set forth herein or any other covenant or closing obligation of Seller shall not have been complied with as of the Closing Date, then, in such event, Purchaser shall have the right, in addition to any other rights or remedies available to Purchaser under this Agreement or in equity or at law, to rescind this transaction in which event the parties shall be relieved and released from any further obligations to each other or Purchaser may close the transaction in accordance with its terms.

                                   ARTICLE 15
                            POST-CLOSING OBLIGATIONS

         15.1 At the Closing, Seller shall deposit in escrow the sum of $125,000 with HRG, as Escrow Agent, which sum shall constitute an escrow account for the purposes herein stated (to be effected by adjustment to the Purchase Price), which sum shall be established on its books as an escrow account. This escrow account, which shall hereinafter be referred to as the "Parking Revenue Escrow Account," will be used to cover any shortfall in the Property's parking revenue that may occur on a monthly basis. Under the terms of this escrow arrangement, but subject to Section 15.2, the Purchaser will be able to draw from HRG funds on deposit in the Parking Revenue Escrow Account on a monthly basis if the revenue associated with the Property's parking facilities does not meet or exceed $16,667 per month. The remaining funds in the Parking Revenue Escrow Account will be released by HRG to the Seller once the Property's parking facilities meet or exceed $16,667 per month of revenue for three (3) consecutive months (or, at any earlier time at which the Purchaser elects, at its option, to terminate this escrow agreement). If, during any calendar month ending subsequent to the Closing Date, parking revenues exceed $16,667, the excess thereof shall be credited against any deficiency in parking revenue (below $16,667) in the preceding or succeeding calendar month (but only in one or the other of such months, and not in any earlier or later calendar months); and any surplusage in monthly parking revenues in excess of $16,667 remaining after any such application shall be added to the Parking Revenue Escrow Account (even if, by doing so, the amount of funds in deposit therein exceeds $125,000). Seller's obligations hereunder are strictly limited to the funds on deposit from time to time in the Parking Revenue Escrow Account.

         15.2 Purchaser's right to draw upon the Parking Reserve Escrow Account is expressly conditioned upon Purchaser making reasonable, diligent and continuous efforts (provided that in doing so Purchaser does not incur any material expense or risk) to operate the Property's parking facilities in a manner which will provide the maximum reasonably available revenue from parking; it being understood and agreed by Seller, however, that so long as the Purchase operates the Property's parking facilities in substantially the same manner as operated by Seller immediately prior to the Closing Date, then, such operation shall be deemed operated in such manner as to provide "the maximum reasonably available revenue from parking"; that is, and without limitation of the foregoing, in order to comply herewith, Purchaser shall be under no obligation to increase (or reduce) parking fees, add parking spaces, change hours of operation or permit usage not permitted on the Closing Date. Without limiting the foregoing, Purchaser agrees to instruct its Property management to comply with this Section. Further, Purchaser is not authorized to give any tenant free parking (unless that tenant is receiving free parking on the Closing Date) and must charge all tenants and others a reasonable parking fee for use of the parking facilities on the Property (with the "reasonableness" of any charge or free to be determined in the manner provided hereinabove). If Purchaser fails to comply with the provisions of this Section 15.2, Purchaser's right to draw on the Parking Revenue Escrow Deposit shall terminate. Purchaser agrees to promptly refund to Seller any parking revenue which was withdrawn from the Escrow while Purchaser was in violation of this Section. Purchaser shall provide to Seller no later than the fifteenth (15th) day of each month, a parking revenue report for the prior month giving in reasonable detail the amount and sources of parking revenue and any funds withdrawn from the Escrow. Seller and its agents are authorized to directly contact the Purchaser's property manager and building and parking lot personnel to make inquiries and request documents regarding the parking revenue and efforts to obtain the maximum parking revenue, provided that (i) such requests are made only not more frequently than monthly, and (ii) any direct costs incurred by such persons in responding to such inquiries are reimbursed to such persons by Seller.

         15.3 The provisions of this Article 15 shall survive the Closing.

                                   ARTICLE 16
                                  MISCELLANEOUS

         16.1 This Agreement is binding upon and shall inure to the benefit of, the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns.

         16.2 Wherever under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday or legal holiday, such time for performance shall be extended to the second business day thereafter.

         16.3 This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been executed by each of the parties hereto and delivered to each of the other parties hereto.

         16.4 The captions at the beginning of the several paragraphs, Sections and Articles are for convenience in locating the context, but are not part of the context. Unless otherwise specifically set forth in this Agreement to the contrary, all references to Exhibits contained in this Agreement refer to the Exhibits which are attached to this Agreement all of which Exhibits are incorporated in, and made a part of, this Agreement by reference. Unless otherwise specifically set forth in this Agreement to the contrary, all references to Articles, Sections, paragraphs and clauses refer to portions of this Agreement.

         16.5 If any term or provision of this Agreement shall be held to be illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such remaining term and provision shall be valid and shall remain in full force and effect.

         16.6 This Agreement and the other writings referred to in, or delivered pursuant to, this Agreement, embody the entire understanding and contract between the parties hereto with respect to the Project and supersede any and all prior agreements and understandings between the parties hereto, whether written or oral, formal or informal, with respect to the subject matter of this Agreement. This Agreement has been entered into after full investigation by each party and its professional advisors, and neither party is relying upon any statement, representation or warranty made by or on behalf of the other which is not expressly set forth in this Agreement.

         16.7 No extensions, changes, waivers, modifications or amendments to or of this Agreement, of any kind whatsoever, shall be made or claimed by Seller, HRG or Purchaser, and no notices of any extension, change, waiver, modification or amendment made or claimed by Seller, HRG or Purchaser shall have any force or effect whatsoever, unless the same is contained in a writing and is fully executed by the party against whom such matter is asserted.

         16.8 This Agreement shall be governed and interpreted in accordance with the laws of the State of Georgia.

         16.9 Each party hereto shall pay all charges specified to be paid by them pursuant to the provisions of this Agreement and their own attorney's fees in connection with the negotiation, drafting and closing of this Agreement.

         16.10 Time is of the essence in this Agreement.

         16.11 Seller agrees to keep confidential all information concerning the Property, the Project and the Tenant Leases which it may retain in its files subsequent to the Closing Date.

         16.12 THE DECLARATION OF TRUST ESTABLISHING UNIVERSAL HEALTH REALTY INCOME TRUST, FILED AUGUST 6, 1986, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO ("DECLARATION"), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "UNIVERSAL HEALTH REALTY INCOME TRUST," REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE TRUST. ALL PERSONS DEALING WITH THE TRUST, IN ANY WAY, WHETHER UNDER THIS AGREEMENT OR IN ANY AGREEMENT REFERENCED HEREIN OR EXECUTED IN CONNECTION HEREWITH, SHALL LOOK ONLY TO THE ASSETS OF THE TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                                   ARTICLE 17
                                SECURITY DEPOSIT

Effective upon its execution and delivery of this Agreement, Purchaser shall deposit in escrow with HRG the sum of $100,000 as earnest money (the "Earnest Money Deposit"). At the Closing, the Earnest Money Deposit shall be credited to the Purchase Price. If, by the Closing Date, Purchaser has not purchased the Property other than because of (i) Seller's noncompliance with any terms or conditions hereof concerning such purchase or (ii) the exercise by Purchaser of any right of termination extended to it hereunder pursuant to Section 4.2(c),
Section 9.2, Section 13.1(q) or Section 13.1(w); then, HRG shall pay over to Seller the Earnest Money Deposit as full liquidated damages and Seller's exclusive remedy for Purchaser's default (it being understood and agreed by the parties that any actual damages suffered by Seller as a result of such default by Purchaser would be impracticable to ascertain and that retention of the Earnest Money Deposit is a reasonable estimate of Seller's damages). If however, by the Closing Date, Purchaser has not purchased the Property because of (i) Seller's noncompliance with any terms and conditions hereof concerning such purchase or (ii) the exercise by Purchaser of any right of termination extended to it hereunder pursuant to Section 4.2(c), Section 9.2, Section 13.1(q) or
Section 13.1(w); then, HRG shall return the Earnest Money Deposit to Purchaser.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names by their respective duly authorized representatives under seal on the day and year first above written.


                        "SELLER"

                        FB SHEFFIELD PARTNERS, LLC, a    (SEAL) Georgia limited
                        liability company


                        By:____________________________________
                           its Manager

                        "PURCHASER"

                        UNIVERSAL HEALTH REALTY            (SEAL)
                        INCOME TRUST


                        By:______________________________
                           Timothy J. Fowler
                           Vice President

                        "HRG"

                        HEALTHAMERICA REALTY GROUP, LLC


                        By:________________________________
                           Its Manager